Exhibit 10.2

AGREEMENT

This agreement is entered into as of June 1, 2003 by and between Refocus Group, Inc.  (“Client”) and Promedica International, a California corporation, (“Promedica International”) as follows:

1.                                      Services

A.                                   Promedica International will render during effectiveness of this agreement such services as outlined in the scope of work and Client will review any work specified for review within the timeframe indicated.

B.                                     Special Services.  In addition to the proposed services, Promedica International is prepared to provide additional special services, as Client shall request.  Before Promedica International begins any such Special Services, Client and Promedica International shall agree upon the services to be provided and Promedica International’s compensation thereof.

2.                                      Confidentiality

Promedica International agrees not to divulge to any third party any proprietary or confidential information, or other materials provided by Client, except as authorized by Client or as required by legal process.  Promedica International also agrees that any reports, marketing information, or other materials provided by Client for Promedica International’s exclusive use shall not be divulged by Promedica International to any third party.

3.                                      Compensation

In consideration of the services to be performed by Promedica International, Client will compensate Promedica International in accordance with the following standard billing practices:

(a)          Client will compensate Promedica International for the Project as defined in the associated proposal.  A deposit as specified in the attached scope of work will be due at project initiation.  Promedica International will retain the deposit until project completion, termination of this agreement, or at its discretion, apply the deposit against invoices over 60 days late.  In the event the deposit is applied toward late invoices, the full deposit amount will be due prior to continuation of contract services. Upon project completion or termination of this agreement, this deposit will be applied toward any unpaid fees and expenses.

(b)         Client will reimburse Promedica International for reasonable expenses incurred; including postage and travel, and also including any other expenses that have been approved in advance by Client.

4.             Billing Procedures

(a)          All invoices shall be due fifteen (15) days after the date of issue.

(b)         If Client fails to make any payment due hereunder within fifteen (15) days after the same falls due, Client shall pay, in addition to the amount due, interest thereon at 12% per annum as of the due date of such payment.

5.                                      Term and Termination

(a)          The term of this agreement shall commence as of June 1, 2003 and will continue until Client or Promedica International terminate with or without cause by giving the other thirty (30) days’ written notice. In the event of premature termination, Client will pay for services rendered and expenses incurred through the date of termination and Promedica International shall refund any unused portion of the deposit paid by Client to Promedica International under paragraph 3(a) above.

(b)         Upon the effective date of the termination of this Agreement, all property in Promedica International’s possession belonging to Client pursuant to the terms of Section 6 thereof and all contracts for services and materials entered into by Promedica International for Client shall be returned/or assigned to Client.

6.                                      Ownership

With the exception of database programs, formulas, modifications, and algorithms (collectively, “Programs”) which shall in all events remain the property of Promedica International, all other materials submitted or developed by Promedica International for Client during the term of this agreement and paid for by Client shall be Client’s property provided that either: (a) Client uses such materials at least once prior to the termination hereof; or (b) Client indicates in writing to Promedica International during the term hereof that such materials are specifically within the Client’s designated plans for adoption and exploitation.  All such materials not so used or designated shall be Promedica International’s property.  Client understands that certain materials obtained by Promedica International from third parties, including database software, have been or may be obtained pursuant to a license with a vendor and Promedica International has not obtained title to those products.  Accordingly, Client understands that it is obtaining no legal right or title to these specific materials.  Client hereby sells, transfers, and assigns to Promedica International all rights Client may now or hereafter have in the Programs.

7.                                      Indemnification

A.                                   Client shall be responsible for the accuracy, completeness and propriety of information concerning its organization, capabilities, products, services, and data, which it furnishes to Promedica International.  It will be Client’s responsibility to review all materials prepared by Promedica International under this agreement to confirm that representations, direct or implied, with respect to Client are supportable by competent and reliable tests or other objective data then possessed by Client, as well as to confirm the accuracy and legality of the descriptions of Client’s products or services.

B.                                     Except for claims based on the gross negligence or willful misconduct of Promedica International, Client shall defend, indemnify and hold Promedica International harmless from and against any and all losses, damages, liabilities, claims, demands, suits, and expenses (including reasonable attorneys’ fees) that Promedica International may incur or be liable for as a result of any claim, suit, or proceeding made or brought against Promedica International based upon or arising out of:

(a) any descriptions of Client’s products or services contained in clinical or market research material created, placed, or produced by Promedica International;

(b) any service performed by Promedica International for Client hereunder; or

(c) any alleged or actual defects in Clients products.

C.                                     CLIENT AGREES THAT PROMEDICA INTERNATIONAL SHALL HAVE NO LIABILITY FOR ANY CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES, OR FOR LOSS OF PROFITS ARISING OUT OF SERVICES PERFORMED OR OMITTED TO BE PERFORMED BY PROMEDICA INTERNATIONAL HEREUNDER, OR OUT OF ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT.  CLIENT FURTHER AGREES THAT THE AMOUNT OF ANY DAMAGE TO WHICH IT MAY BE ENTITLED FROM PROMEDICA INTERNATIONAL FOR ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT OR OTHERWISE IN CONNECTION WITH THE SERVICES TO BE PERFORMED BY PROMEDICA INTERNATIONAL HEREUNDER SHALL BE LIMITED TO THE AMOUNT PAID TO PROMEDICA INTERNATIONAL UNDER THIS CONTRACT.

D.                                    After Promedica International has issued material to the press or to another third party, its use is no longer under Promedica International’s control.  Promedica International can therefore not assure the use of its press material by any publication, nor, if published, that it will be accurate.

8.  Document Storage

Client agrees that Promedica International’s duty regarding document storage is limited to retaining study records in a normal business manner.  Promedica International has no liability for loss of records caused by third parties or acts of God.

9.  CRO/Client

In purchasing materials or services on Client’s behalf as set forth in the attached proposal, Promedica International will be acting as Client’s agent.  All orders placed will be under Promedica International’s name, and Client will reimburse the expenses upon receipt of Promedica International’s invoice.

10.  Entire Agreement

This Agreement and the attachments hereto constitute the entire agreement with respect to the subject matter hereof, and may only be modified or amended in writing signed by the party to be charged.

11.  Construction

This Agreement shall be construed in accordance with and governed by the laws of the State of California.

12.  Titles

Titles are for reference only.  In the event of a conflict between a title and the content of a section, the content of the section shall control.

13.  Miscellaneous

The parties agree and stipulate that this Agreement is made in California.  Any controversy that cannot be settled by agreement of the parties shall be settled by arbitration in Orange County, California in accordance with the civil reference procedures set forth in the California Code of Civil Procedure, and judgment upon the award rendered shall be entered in any court having jurisdiction thereof.

This Agreement is accepted by:

Promedica International	Refocus Group, Inc.
a California corporation

By	By

Its	Its

Date	Date